As filed with the Securities and Exchange Commission on March 21, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NORTHEAST BANCORP

(Exact name of registrant as specified in its charter)

Maine	500 Canal Street Lewiston, Maine 04240	01-0425066
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(IRS Employer Identification No.)

NORTHEAST BANCORP

1992 STOCK OPTION PLAN

NORTHEAST BANCORP

1999 STOCK OPTION PLAN

(Full title of the plan)

Richard Wayne

Chief Executive Officer

Northeast Bancorp

500 Canal Street

Lewiston, Maine 04240

(207) 786-3245

(Name, address and telephone number, including area code, of agent for service)

With copies to:

William P. Mayer, Esq.

Goodwin Procter LLP

53 State Street

Boston, MA

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Voting Common Stock, par value $1.00 per share	10,500	$14.50	$152,250	$17.68

(1)	This registration statement relates to (i) 5,000 shares of voting common stock, par value $1.00 per share (the “Voting Common Stock”), of Northeast Bancorp that may be issued under the Northeast Bancorp 1992 Stock Option Plan (the “1992 Plan”); (ii) 5,500 shares of Voting Common Stock of Northeast Bancorp that may be issued under the Northeast 1999 Stock Option Plan (the “1999 Plan”) plus such indeterminate number of additional shares of Voting Common Stock as may be required pursuant to the 1999 Plan or the 1992 Plan in the event of a stock dividend, stock split, recapitalization or other similar event.

(2)	This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the amount of the registration fee. The registration fee is based upon the average of the high and low sales prices for a share of Northeast’s common stock on March 18, 2011, as reported on the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The document containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such document need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

The documents listed below, which have previously been filed by Northeast Bancorp (the “Company”) with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

(a) Annual Report on Form 10-K for the fiscal year ended June 30, 2010, filed with the Commission on September 28, 2010;

(b) Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed with the Commission on November 10, 2010;

(c) Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, filed with the Commission on February 14, 2011;

(d) Current Reports on Form 8-K filed with the Commission on December 13, 2010, January 5, 2011 and March 10, 2011; and

(e) The description of the Voting Common Stock contained in the Registration Statement on Form S-4 filed, as amended (File No. 333-167295).

In addition, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.	Indemnification of Directors and Officers.

The Maine Business Corporate Act provides that a corporation may indemnify a director or officer who is a party to a proceeding because that individual is a director or officer of the corporation against liability incurred in the proceeding, if (i) the individual’s conduct was in good faith; (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation; and in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.

The Company’s articles of incorporation and bylaws provide that each director and officer shall be indemnified and held harmless by the Company as referenced above. Advances against expenses may be made under the bylaws and any other indemnification agreement that may be entered into by the Company and the indemnity coverage provided thereunder may include liabilities under the federal securities laws as well as in other contexts.

The Company has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against any such person and incurred by such person in any such capacity, subject to certain exclusions.

Item 8.	Exhibits.

The exhibits listed below represent a complete list of exhibits filed or incorporated by reference as part of this registration statement.

4.1	Amended and Restated Articles of Incorporation, dated December 29, 2010 of Northeast Bancorp (incorporated by reference to Annex D of the Company’s Registration Statement on Form S-4, as amended (File No. 333-167295)).

4.2	Letter Agreement, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

4.3	Warrant for Purchase of Shares of Common Stock, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

5.1	Legal opinion from Pierce Atwood LLP.*

23.1	Consent of Shatswell, MacLeod & Company, P.C.*

23.2	Consent of Pierce Atwood LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement).*

24.1	Power of attorney (included in the signature page to this registration statement).*

99.1	Northeast Bancorp 1999 Stock Option Plan (incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 27, 2007).

99.2	Northeast Bancorp 1992 Stock Option Plan (incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 27, 2007).

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lewiston, State of Maine, on this 21st day of March, 2011.

NORTHEAST BANCORP

By:	/s/ Richard Wayne
Richard Wayne Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Northeast Bancorp, hereby severally constitute Richard Wayne and Claire Bean and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below and in such other capacities as the undersigned may from time to time serve in the future, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Northeast Bancorp to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Wayne	Chief Executive Officer and Director (Principal Executive Officer)	March 21, 2011
Richard Wayne

/s/ Claire Bean Claire Bean	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)	March 21, 2011

/s/Robert Glauber Robert Glauber	Chairman of the Board	March 21, 2011

/s/ Matthew Botein Matthew Botein	Director	March 21, 2011

/s/ Cheryl Dorsey Cheryl Dorsey	Director	March 21, 2011

/s/ Peter McClean Peter McClean	Director	March 21, 2011

/s/ John C. Orestis John C. Orestis	Director	March 21, 2011

/s/ Adam Shapiro Adam Shapiro	Director	March 21, 2011

/s/ David Tanner David Tanner	Director	March 21, 2011

/s/ Judith E. Wallingford Judith E. Wallingford	Director	March 21, 2011

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Articles of Incorporation, dated December 29, 2010 of Northeast Bancorp (incorporated by reference to Annex D of the Company’s Registration Statement on Form S-4, as amended (File No. 333-167295)).

4.2	Letter Agreement, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

4.3	Warrant for Purchase of Shares of Common Stock, dated December 12, 2008, between Northeast Bancorp and the United States Department of the Treasury (incorporated by reference to the Company’s Current Report on Form 8-K filed on December 18, 2008).

5.1	Legal opinion from Pierce Atwood LLP.*

23.1	Consent of Shatswell, MacLeod & Company, P.C.*

23.2	Consent of Pierce Atwood LLP (contained in the opinion filed as Exhibit 5.1 to this registration statement).*

24.1	Power of attorney (included in the signature page to this registration statement).*

99.1	Northeast Bancorp 1999 Stock Option Plan (incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 27, 2007).

99.2	Northeast Bancorp 1992 Stock Option Plan (incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 27, 2007).

*	Filed herewith